Letter to Shareholders

October 2014

Dear Rightscorp Shareholders:

I would first like to thank you for your continued support in our initiative in protecting and preserving the value of digital assets and copyrights. Since going public in October 2013, we have announced annual revenue growth of 236% and have made significant headway within the industry. This year has been marked by growth and transformation for Rightscorp and in the first two quarters, we have reported revenues that have already exceeded revenues for the full year of 2013.

Our growth is a result of the increase in our internal business metrics, as well as the growing acceptance of our proven industry solution. The internal metrics include growth in copyrights under contract, increased ingestion rates of this content, and increased numbers of Internet Service Providers (ISPs) forwarding our notices. Compounding these metrics drives the number of closed cases of copyright infringements and hence our revenues. We have continually refined our technology to make our process more streamlined and efficient. The growing acceptance of our solution is evidenced in the recent press we have received as well as the new clients adopting our solution. With the right elements in place, we believe that we will generate another record year.

Recent Media Sheds Light on Impact of Piracy

Over the past decade, unauthorized digital use of copyrighted intellectual property (IP) has resulted in billions of dollars of lost annual revenues for the owners and creators of these works. It is estimated by Frontier Economics that U.S. internet users consume between $7 billion and $20 billion worth of digitally pirated music annually. If we add in the losses from film, TV, video games, software, and books, the numbers become even more staggering. Rightscorp helps ensure that owners of copyrighted content are paid for their work, assuring that this generation and future generations of singers, songwriters, performers, authors, and filmmakers are rewarded for developing quality content.

Rightscorp continues to lead the charge against a very serious issue that has plagued the entertainment industry. In recent months, the topic of copyright infringement has moved into the headlines with the media shedding light on the billions of dollars in damages lost by artists and content owners. Thom Yorke, lead singer and writer of the wildly popular band Radiohead, experimented with his recent album release on Oct 1st, “Tomorrow’s Modern Boxes.” Hoping to thwart popular piracy sites like the Pirate Bay and Kickass Torrents from facilitating illegal downloads, Yorke made a surprise release of a download-only version for a nominal fee of $6.00. Despite that attempt, thousands of infringers still managed to illegally distribute the album within hours of its release. Demonstrating how internet piracy has crippled the music industry for the past decade, the day after the release, a free version of “Tomorrow’s Modern Boxes” was the number one download on pirate sites, but the version that cost $6.00 was not even in the top twenty. This is just the latest example of how piracy impacts the creative works of artists and how digital assets can quickly be misappropriated, even when the artist tries to avoid piracy by offering an affordable version download.

www.rightscorp.com	3100 Donald Douglas Loop North Santa Monica, CA 90405	OTCQB: RIHT

Rightscorp Shareholder Letter

Copyright infringement continues to move beyond music and affects the motion picture and TV industry as well. Recent press surrounding several new releases highlights the problem. “Expendables 3” was illegally downloaded over 2.2 million times, while the Wall Street Journal stated that, “pre-release piracy reduces a movie’s domestic box-office take by an average 19%, according to findings by researchers at Carnegie Mellon University.” Additionally, HBO’s “Game of Thrones” set piracy world records upon its recent release of a new season.

Rightscorp offers a simple and effective solution to the multi-billion dollar piracy dilemma, which does not cost the copyright owner anything – our solution actually helps make sure rights holders are paid for their content. Rightscorp’s process begins by identifying the infringer that is distributing content without the owner’s authorization. We then send an infringement notice and settlement offer via e-mail to the infringer’s ISP. By working with the ISPs and notifying them of the unauthorized activity on their network, we help to assure that the notices are sent to the proper infringers in a timely manner. Rightscorp’s unique process lies in our ‘Repeat Infringer Technology,” a proprietary technology that makes it possible for us to raise the ISP’s awareness of the continuation of abuses occurring on their network. Because of the effectiveness of this solution, we believe Rightscorp is emerging as a leader against illegal copyright infringement on peer-to-peer networks.

Our Operational Metrics Generate High Growth Rates

On an operational level, our growth is determined by three major key metrics. First is the addition of copyrights we acquire and sign on to represent – we call this our authorized copyright catalog. At the end of the second quarter 2014, we reported that we have surpassed over 1.5 million copyrights, which include music, movies, books, and other digital content.

Second is our ingestion rate. This is the process of adding content from our approved copyright catalog to our proprietary copyright monetization system. We continue to make strides in advancing and accelerating this ingestion process. The following chart shows a steady increase in the number of copyrights we have ingested this year.

Third is the number of participating ISPs that forward our notices and settlement offers. We recently reported that this number has increased by over 100% to more than 150 participating ISPs. Significantly increasing the amount of participating ISPs is meaningful for us because each additional ISP allows us to pursue, monetize, and collect upon thousands of potential infringement cases. To highlight that number on a macro level, we currently estimate roughly 1800 ISPs in the US, and work with over 150 ISPs, which we believe represents approximately 15% of the US population. These three factors directly impact our top line growth and help drive our business revenues.

www.rightscorp.com	3100 Donald Douglas Loop North Santa Monica, CA 90405	OTCQB: RIHT

Rightscorp Shareholder Letter

Progression of Ingested Copyrights

Today, we have more than 160,000 copyrights in our system and this number continues to grow. We also announced that we settled more than 130,000 cases of copyright infringement and collected payments from distributors through notifications sent by their ISPs. This represents a 73% growth from the 75,000 cases we reported in May 2014, which is a major accomplishment for a company of our size. This number continues to increase daily.

The automation and scalability of our business allow us to operate efficiently on a larger scale as we continue to ingest more copyrighted assets. We have significantly increased the number of copyrights we represent and the industries and types of content we can support. Roughly a year ago, we expanded our representation into the film and video market and more recently, we signed a deal in the $15 billion book publishing industry.

Large Capital Infusion to Accelerate Growth and Path to Profitability

From a capital expansion perspective, we completed a $2.7 million capital raise in late September, making this the largest single injection of capital since the inception of the Company. The warrants attached to this deal, if exercised for cash, will potentially bring in another $4.5 million. It is a significant event for us as we believe this funding will allow us to further expand our automation, continue to ingest more content, propel our growth trend, and bring the Company to profitability. Our vision is to preserve, protect, and rightfully monetize digital assets, so that the next generation of great music, movies, video games, books, and software can be made and their creators can prosper.

www.rightscorp.com	3100 Donald Douglas Loop North Santa Monica, CA 90405	OTCQB: RIHT

Rightscorp Shareholder Letter

The Next Generation Solution

In September, we became aware that at least one ISP had begun setting up our notices on a browser redirect screen for the infringers on their network to establish compliance protocol. We have responded to inquiries regarding this from many of their customers and continue to assist them when contacted. This next step may be a natural progression for our technology to assure ISPs are compliant with current laws. The solution has the potential to significantly increase our efficacy and provide a better quality service to the market. With that regards, we have already filed patents around this solution.

Looking Ahead: Strong Momentum Play in Multi-Billion Dollar Market

It took over a year to build out this foundation and we are now seeing solid traction. We are very encouraged by the opportunities we have generated thus far and believe we offer a compelling investment proposition to both our clients and investors. We continue to generate quarterly and annual revenue growth. We have reported a 49% quarterly growth rate from when we began our operations in March 2012 to June 2014.

Rightscorp is leading the charge against online P2P copyright infringement. This is a multi-billion dollar dilemma and our solution is effective and building acceptance in the industry. A great way to look at the market opportunity and our built-in growth is this: as of 2012 there were 27 million items reported available on iTunes, we are currently authorized to represent 1.5 million copyrights and have ingested over 160,000 of this authorized copyright catalog into our proprietary copyright monetization system. As you can see from the diagram, the opportunity is immense and we are only beginning to scratch the surface of this market.

On behalf of the management team at Rightscorp, we encourage you to pay close attention as we continue to execute on improving value to our clients and our shareholders.

Sincerely,

/s/ Christopher Sabec
CEO

www.rightscorp.com	3100 Donald Douglas Loop North Santa Monica, CA 90405	OTCQB: RIHT